SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by Registrant        [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement

[   ]  Confidential, for Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))

[ X ]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to ss. 240.14A-11(c) or ss. 240.14a-12

                         Standard Motor Products, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

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    Item 22(a)(2) of Schedule 14A.

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    14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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        filing fee is calculated and state how it was determined):

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee  is  offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the previous  filing by registration  statement
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



                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS
                                  May 18, 2000


April 18, 2000

             To the Shareholders of STANDARD MOTOR PRODUCTS, INC.:

     Notice is Hereby Given that the Annual Meeting of Shareholders of STANDARD MOTOR PRODUCTS, INC. (the "Company")will be held in the offices of The Chase Manhattan Bank, One Chase Manhattan Plaza, New York, NY 10081, on Thursday, the 18th day of May, 2000 at 2:00 o'clock in the afternoon (New York Time). Please note that this location is a change from prior years. The meeting will be held for the following purposes:

1. To elect eleven directors of the Company, all of whom shall hold office until the next annual meeting of shareholders and until their successors are elected and qualified.

2. To consider and vote upon management's proposal to amend the Company's
1994 Omnibus Stock Option Plan to increase the number of shares of the Company's Common Stock available for issuance thereunder by 500,000 shares.

3 To consider and vote upon a shareholder proposal concerning preferred share purchase rights; and

4. To transact such other business as may properly come before the meeting.

     Whether or not you plan to attend the Meeting, please vote, date and sign the enclosed Proxy, which is solicited by the Board of Directors of the Company, and return it in the preaddressed envelope, to which no postage need be affixed, if mailed in the United States.



                                             By Order of the Board of Directors

                                             /S/ Sanford Kay
                                             ---------------
                                             Sanford Kay
                                             Secretary

              ONLY SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS
          ON APRIL 7, 2000 WILL BE ENTITLED TO NOTICE OF OR TO VOTE AT
                    THE MEETING, OR ANY ADJOURNMENT THEREOF


STANDARD MOTOR PRODUCTS, INC.
37-18 NORTHERN BOULEVARD
LONG ISLAND CITY, N.Y. 11101


     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Standard Motor Products, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on May 18, 2000, or at any adjournment thereof. Proxy material is being mailed on or about April 18, 2000, to the Company's approximately 645 shareholders of record. The total number of shares outstanding and entitled to vote on April 7, 2000, was:

Common Stock  12,902,322

     The purposes of the annual meeting are: (1) to elect eleven directors, (2) to consider and vote upon management's proposal to amend the Company's 1994 Omnibus Stock Option Plan to increase the number of shares available for issuance thereunder by 500,0000, (3) to consider and vote upon a shareholder proposal concerning preferred share purchase rights, and (4) to transact such other business as may properly come before the meeting.

Proposal 1. Election of Directors

     At the annual meeting, eleven directors are to be elected to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. Unless otherwise specified in the proxy, the shares represented by the proxy hereby solicited will be voted by the persons designated as proxies for the persons named below, all of whom are currently directors of the Company. Should any of these nominees become unable to accept nomination or election (which is not anticipated), it is the intention of the persons designated as proxies to vote for the election of the remaining nominees named and for such substitute nominees as the management may recommend.

     The nominees are: Marilyn F. Cragin, Arthur D. Davis, Susan F. Davis, Robert M. Gerrity, John L. Kelsey, Kenneth A. Lehman, Arthur S. Sills, Lawrence
I. Sills, Nathaniel L. Sills, Robert J. Swartz and William H. Turner.

Proposal 2: Management's  Proposal to Amend the  Company's  1994 Omnibus  Stock
            Option Plan



     The Board of Directors and its Compensation Committee believe that the Company's long-term success is dependent upon its ability to attract and retain outstanding individuals and to motivate them to exert their best efforts on behalf of the Company's shareholders. The Board and the Committee believe that a stock option plan is instrumental in fulfilling these goals. The Company's 1994 Omnibus Stock Option Plan (the "Plan") was originally approved by shareholders at the Annual Meeting held in May, 1994. As originally approved, the Plan authorized 400,000 shares of the Company's Common Stock to be made available for the grant of stock options thereunder. At the 1997 Annual Meeting, the shareholders authorized an amendment to the Plan to increase the number of shares available for the grant of options thereunder by 600,000. At the present time, except for 37,163 shares, all shares made available for issuance under the Plan, as previously amended in 1997, have been fully utilized. Accordingly, the Board and the Compensation Committee have approved, and are proposing to the Company's shareholders, a further amendment to the Plan increasing the number of shares available for issuance thereunder by 500,000 shares in addition to the 1,000,000 shares previously approved. Summary of Material Provisions of the Plan.

     The amended Plan will authorize an additional 500,000 shares of the Company's Common Stock for the grant of stock options. The amendment, however, will not extend the duration of the Plan. No options may be granted under the Plan after May 25, 2004. No individual grant can exceed 50,000 shares. The Plan is administered by the Compensation Committee, none of the members of which is eligible to participate in the Plan. The Committee has the power and complete discretion to determine when to grant option awards, which eligible employees will receive option awards, and the number of shares to be allocated to each option award. The Committee may impose conditions on the exercise of options and may impose such other restrictions and requirements as it may deem appropriate. Officers and other key management employees of the Company and its subsidiaries will be eligible to receive grants under the Plan.

     If a grant is canceled, terminates or lapses unexercised, any shares allocable to that grant may be subjected again to a new grant. Adjustments will be made in the number of shares which may be issued under the Plan in the event of a future stock dividend, stock split or similar pro rata change in the number of outstanding shares of Common Stock or the future creation or issuance to shareholders generally of rights, options or warrants for the purchase of Common Stock or Preferred Stock. Stock option grants under the Plan may be either incentive stock options or non-qualified stock options. No more than one grant may be made to an individual in any calendar year. Incentive stock options qualify for favorable income tax treatment under the Internal Revenue Code, while non-qualified stock options do not. The option price of Common Stock covered by a stock option may not be less than 100% of the fair market value of the Common Stock on the date of the option grant. The value of incentive stock options, based on the exercise price, that can be exercisable for the first time in any calendar year under the Plan is limited by the Internal Revenue Code to $100,000.

     Options may only be exercised at such times as may be specified by the Compensation Committee. The minimum period of time from date of grant that an option vests (or becomes exercisable) is twelve months. Option grants may become fully exercisable (vest) at one point in time or may have graded exerciseability (vesting) in which case exerciseability will occur over a period of years. No option may be exercised more than ten years from the date of grant. The Compensation Committee may require that, for stock option grants in excess of a specified number of shares, an optionee must directly own shares of the Company's Common Stock whose fair market value bears a predetermined relationship to the optionee's base salary, up to a maximum of 50% of the optionee's base salary. Exercisability may be accelerated by the Compensation Committee at any time after grant, and is accelerated automatically upon the death or disability of the optionee. Upon termination of employment other than for cause, an optionee will have ninety days to exercise any option grant that is vested. Any option grant not exercised within that time period will be forfeited. Forfeiture will automatically occur if the optionee's employment with the Company is terminated for cause. Upon exercise, optionees may acquire their shares by paying the exercise price to the Company in cash; by delivering or causing to be withheld from the option shares, shares of the Company's Common Stock the value of which is equal to the exercise price; or by delivering an exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds from the option shares to pay the exercise price. The Plan provides that options granted thereunder will become immediately and fully exercisable upon the occurrence of either an Extraordinary Transaction or a Substantial Change in Ownership, in each case as defined in the Plan. Generally speaking, an Extraordinary Transaction would include

(i)    a liquidation or dissolution of the Company,

(ii) a reorganization, merger or consolidation in which the Company would become a wholly-owned subsidiary of another corporation or would not be the surviving corporation,

(iii)  a sale of all or substantially all of the assets of the Company,

(iv) the commencement of a tender offer for the Common Stock of the Company, or

(v) a change in a majority of the board of directors during any twelve month period, subject to certain limitations and conditions. A Substantial Change in Ownership would be deemed to have occurred if a person or group unaffiliated with the Company were to acquire, directly or indirectly, during any twelve month period, ownership of a sufficient number of shares of Common Stock such that it was the owner of 25% or more of the then current ordinary voting power of the Company's Common Stock.


     No option may be sold, transferred, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution. All rights granted to a participant under the Plan shall be exercisable during his lifetime only by such participant, or his guardians or legal representatives.

     The Compensation Committee may at any time terminate or amend the Plan. Notwithstanding the foregoing, neither the Compensation Committee, nor the Board of Directors, may take any of the following actions unless the holders of a majority of the Company's stock entitled to vote approve the same: (i) materially increase the total number of shares for which options may be granted under the Plan in the aggregate or to any one person, (ii) change the minimum option price, (iii) permit an option to be exercised earlier than one year after it is granted, (iv) extend the duration of the Plan or (v) take certain other actions.

Federal Income Tax Consequences

     An optionee will not incur Federal income tax liability when he or she is granted an incentive stock option or a non-qualified stock option.

     Upon exercise of an incentive stock option, an optionee generally will not recognize income, unless he or she is subject to the alternative minimum tax. Upon exercise of a non-qualified stock option, an optionee generally will recognize compensation income, which is subject to income tax withholding by the Company, equal to the difference between the fair market value of the Common Stock on the date of the exercise and the option price.

     The Company usually will be entitled to a tax deduction at the time and in the amount that the optionee recognizes ordinary compensation income in connection therewith. As stated above, this usually occurs upon exercise of non-qualified options. No deduction is allowed in connection with an incentive stock option, unless the employee disposes of Common Stock received upon exercise in violation of the holding period requirements.

     This summary of Federal income tax consequences of non-qualified stock options and incentive stock options does not purport to be complete, and is based upon interpretations of the existing laws, regulations and rulings which could be materially altered with enactment of any new tax legislation. There may also be state and local income taxes applicable to these transactions. The Board of Directors believes that approval of the amendment to the 1994 Omnibus Stock Option Plan increasing the number of shares available for issuance thereunder by 500,000 is in the best interests of all shareholders. Your Board of Directors recommends a vote for the above proposal.

Proposal 3. Shareholder Proposal Concerning Preferred Share Purchase Rights

     GAMCO Investors, Inc., One Corporate Center, Rye, New York 10580-1434, which claims beneficial ownership of 2,559,564 shares of the Company's common stock (as shown in an amendment filed with the Securities and Exchange Commission on November 4, 1999 with respect to its earlier Schedule 13D), has submitted the following proposal:

     "RESOLVED: that the shareholders of Standard Motor Products, Inc. (the "Company") hereby request the Board of Directors to redeem the Preferred Share Purchase Rights issued pursuant to the Rights Agreement dated as of February 15, 1996, unless said issuance is approved by the affirmative vote of a majority of the outstanding shares at a meeting of the shareholders held as soon as practical." The shareholder's statement in support of the proposal is as follows:

     "As of Feburary 15, 1996, the Board of Directors adopted a Rights Agreement, which authorized the issuance of one Preferred Share Purchase Right (the "Rights") for each outstanding share of common stock of the Company. These Rights are a type of corporate anti-takeover device, commonly known as a "poison pill."

     "The Rights generally are exercisable when a person or group acquires a beneficial interest in 20% or more of the common stock of the Company, or upon the commencement or public announcement of the intention of any person to commence a tender or exchange offer that would result in any person becoming the beneficial owner of 20% or more of the Company's common stock. The result of the issuance of the Rights is to vastly increase the cost to a potential bidder of effecting any merger or tender offer that is not approved by the Board of Directors. The Company may redeem the Rights for $.001 per Right.

     "We believe the shareholders are entitled to decide on what is a fair price for their holdings. However, as a consequence of the poison pill, potential bidders for the Company's stock are forced to negotiate with management, and are effectively precluded from taking their offer directly to the shareholders.

     "The Board, in an effort to improve shareholder value, should redeem the Rights or put their continuance to a shareholder vote as soon as practical." GAMCO Investors, Inc. Urges Shareholders To Vote For This Resolution.

Your Board of Directors Recommends a Vote Against the Above Proposal.

     The Board of  Directors  adopted the  Company's  Preferred  Share  Purchase
Rights Agreement in February 1996 to enhance the ability of the Board to preserve and protect shareholder value in the event of certain unsolicited takeover attempts. Similar rights plans have been adopted by a majority of the corporations included in the Standard & Poor's 500.

     The Board believes the Rights Agreement allows the Company to more effectively address situations involving a potential change in control or sale of our Company. A potential acquiror who obtained beneficial ownership of more than 20% of the Company's voting stock, without approval of the Board, would risk substantial dilution of its holdings through operation of the Rights Agreement. As a result, the Board believes that the Rights Agreement encourages a potential acquiror to negotiate directly and in good faith with the Board. By encouraging negotiation, the Rights Agreement puts the Board in a better position to defend against unfair offers, such as coercive, partial or two-tiered bids and stock accumulation programs in which all shareholders may not share in the premium associated with a change in control. The Rights Agreement also gives the Board, as elected representatives of the shareholders, flexibility and a greater period of time within which it can properly evaluate and determine if an offer reflects the full value of the company and is fair to all shareholders, and if not, to reject the offer or to seek an alternative that meets these criteria. The Rights Agreement is not intended to and will not prevent a takeover on terms determined by the Board to be fair and equitable to all shareholders. If the Board determines that an offer adequately reflects the value of the Company and is in the best interests of all stockholders, the Board may redeem the Rights.

     A study released by Georgeson & Co. in November 1997 found that takeover bids were actually more likely to be completed when the target had a rights plan. Georgeson also concluded that, from 1992 to 1996, companies with rights plans received an added $13 billion in additional takeover premiums than did companies without rights plans. The Board's fiduciary duty to the shareholders dictates that it evalute the merits of each and every acquisition proposal presented to it and seek to insure that any proposed business combination or acquisition delivers full value to the shareholders. The Board believes that the adoption of a Rights Agreement is appropriately within the scope of responsibilities of the Board of Directors, acting on behalf of the shareholders. Redeeming the Rights would remove an important tool that the Board believes it should have for the protection of shareholders. The Board therefore believes that any decision to redeem the Rights should be made in the context of a specific acquisition proposal.

FOR THESE  REASONS,  THE  BOARD OF  DIRECTORS  RECOMMENDS  A VOTE  AGAINST  THIS
PROPOSAL.

     Information With Respect to Nominees and Major Shareholders Information with respect to each nominee is set forth in Chart "A" on page 5. Additional information with respect to major shareholders of the Company, including their percentage ownership in the Company's voting stock is set forth in Chart "B" on page 6. Shares of Common Stock owned directly or held as trustee by Fife family members aggregate 2,412,539 shares (18.7%). Shares of Common Stock owned directly or held as trustee by Sills family members aggregate 2,579,570 shares (20.0%). The 252,125 shares of Common Stock owned by charitable foundations of which various members of the Fife and Sills families are trustees represent 1.95% of the total outstanding voting securities of the Company.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's Common Stock, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended December 31, 1999 all
Section 16(a) filing requirements applicable to its officers and directors were complied with.

CHART A--INFORMATION ABOUT NOMINEES

                                     Has Shares of Common Stock
                                     Office with Company and         Served      Beneficially Owned Directly
                                       Principal Occupation        as Director        Indirectly as of
         Name             Age       During the Past Five Years        Since           March 15, 2000*
         ----             ---       --------------------------        -----           ---------------

Marilyn F. Cragin          48       Director of the Company (8)        1995            541,162 (
                                             18,560 (1)
                                             28,187 (2)
                                            321,035 (3)
                                            194,520 (4)

Arthur D. Davis            52       Director of the Company (9)        1986             87,369 (5)
                                            182,617 (1)
                                            160,517 (3)

Susan F. Davis             51       Director of the Company (10)       1998            465,036 (
                                            31,600 (2)
                                            160,517 (3)
                                            194,520 (4)

Robert M. Gerrity          62       Director of the Company            1996              4,207 (
                                    Chairman & CEO, Antrim
                                    Group, Inc. (11)

John L. Kelsey             74       Director of the Company (12)       1964              5,888 (

Kenneth A. Lehman          56       Director of the Company            1999               -   (
                                    Co-President, KKP Group LLC (13)

Arthur S. Sills            56       Director of the Company (14)       1995            480,444 (
                                             38,976 (1)
                                             38,102 (2)

Lawrence I. Sills          60       Chief Executive Officer,           1986            597,201 (5)
                                    President and Director                              38,976 (1)
                                    of the Company (15)                                163,667 (6)

Nathaniel L. Sills         92       Chairman and Director (16)         1946            195,701 (5)
                                    of the Company                                     179,602 (1)(7)

Robert J. Swartz           74       Director of the Company            1992              4,207 (
                                    Former Senior Partner
                                    of KPMG LLP (17)

William H. Turner          60       Director of the Company            1990              5,207 (
                                    Chairman, PNC Bank,
                                    N. A. New Jersey (18)

-------------------------
(1) Shares are subject to family trusts in which beneficial ownership is disclaimed.

(2)  Held as custodian for minor children.

(3) Arthur D. Davis, Susan F. Davis, Marilyn F. Cragin and John Cragin (Marilyn's husband) are trustees of various Fife family trusts which total 642,069 shares.

(4)  Shares in the Estate of Bernard  Fife of which  Marilyn F. Cragin and Susan
     F. Davis are Co-executors.

(5) Includes 4,816 and 4,621 shares allocated to the accounts of Lawrence I. Sills and Nathaniel L. Sill, respectively, under the Company's ESOP and for Lawrence I. Sills, 5,500 shares subject to options exercisable within 60 days of March 15, 2000.

(6)  Shares in the Estate of Ruth Sills of which Lawrence I. Sills is Executor.

(7)  Excludes 143,062 shares held in the Sills Family Foundation.

(8) Marilyn F. Cragin is an adult daughter of Bernard Fife (deceased) and sister of Susan F. Davis. She is a co-owner of an art gallery. Prior to that she was a practicing psychotherapist. She was elected a Director of the Company on October 18, 1995.

(9)  Arthur D. Davis is an adult son-in-law of Bernard Fife and husband of Susan
     F. Davis. He was appointed Vice President, Materials Management of the Company in May 1986 and held that position until January 1989 when he resigned this position.

(10) Susan F. Davis is an adult daughter of Bernard Fife, wife of Arthur D. Davis and sister of Marilyn F. Cragin. She was elected a Director of the Company on May 21, 1998.

(11) Mr. Gerrity has been the Chairman & CEO of the Antrim Group, Inc. since 1996. Prior to that he was the Vice Chairman of New Holland, n. v. He is also a director of Harnischfeger Industries Inc., Libralter Engineering Systems Inc. and Birmingham Steel Inc.He was elected a Director of the Company on July 18, 1996.

(12) Mr. Kelsey, now retired, was Advisory Director, PaineWebber Inc. in which capacity his responsibilities included all facets of investment banking.

(13) Mr. Lehman has been the Co-President of the KKP Group LLC since 1999. Prior to that he was the Co-Chairman and Chief Executive Officer of Fel-Pro Incorporated from 1990 through December 31, 1998. He is also a Director of Gold Eagle Co. He was elected a Director of the Company on December 15,1999.

(14) Arthur S. Sills is an adult son of Nathaniel L. Sills and a brother of Lawrence I. Sills. He has been an educator and administrator for more than twenty years. He was elected a Director of the Company on October 18, 1995.

(15) Lawrence I. Sills is an adult son of Nathaniel L. Sills and a brother of Arthur S. Sills. He was appointed President of the Company in May 1986.

(16) Nathaniel L. Sills has been Chairman and/or Co-Chairman of the Board since 1986.

(17) Mr. Swartz was a senior partner in the accounting firm of KPMG LLP (and predecessor firms). On March 31, 1991 Mr. Swartz retired from KPMG LLP and is currently working as an independent financial consultant. He is the President of 745 Service Corp. and a Vice President of The Alco Capital Group. He is also a director of Bed Bath & Beyond, Inc.

(18) Mr. Turner assumed his present position on September 8, 1999. Prior to that he was the President of PNC Bank, N.A. from August 1, 1997. He was President & Co-CEO of Franklin Electronic Publishers, Inc. from October 1, 1996 to July 31, 1997. He was the Vice Chairman, Chase Manhattan Bank, and its predecessor Chemical Banking Corporation before his employment with Franklin Electronics Publishers, Inc. He is also a director of Franklin Electronic Publishers, Inc., Volt Information Sciences, Inc. and New Jersey Resources Corporation.

* Mrs. Marilyn F. Cragin, Mr. Arthur D. Davis, Mrs. Susan F. Davis, Mr. Arthur S. Sills, Mr. Lawrence I. Sills and Mr. Nathaniel L. Sills disclaim beneficial ownership of securities with respect to which their ownership is specified to be indirect.

CHART B--HOLDINGS OF MANAGEMENT AND HOLDERS OF 5% OR MORE OF ANY
CLASS OF THE COMPANY'S VOTING SECURITIES


                               Amount and
                               Nature of
                               Beneficial
Title of Address of            Ownership         Percent of
Beneficial Owner                 Class      as of March 15, 2000        Class
----------------             ------------   --------------------        -----
Marilyn F. Cragin (10)                                                 Common
37-18 Northern Boulevard       541,162 (           4.19
Long Island City, NY            18,560 (1)          .14
                                28,187 (2)          .22
                               321,035 (3)         2.49
                               194,520 (4)         1.51
Arthur D. Davis (11)                                                   Common
37-18 Northern Boulevard         87,369 (5)          .68
Long Island City, NY 1           82,617 (1)         1.42
                                160,517 (3)         1.24
Susan F. Davis (12)                                                    Common
37-18 Northern Boulevard        465,036 (           3.60
Long Island City, NY             31,600          (2) .24
                                160,517 (3)         1.24
                                194,520 (4)         1.51
Robert M. Gerrity
Common
114 Division Street               4,207           (  .03
Bellaire, MI .

John L. Kelsey                                                         Common
460 Coconut Palm Road             5,888           (  .05
Vero Beach, FL

Kenneth A. Lehman                                                      Common
2715 Sheridan Road                    -                -
Evanston, IL

Arthur S. Sills (13)                                                   Common
37-18 Northern Boulevard        480,444 (           3.72
Long Island City, NY             38,976 (1)          .30
                                 38,102 (2)          .29
Lawrence I. Sills (14)                                                 Common
37-18 Northern Boulevard        597,201 (5)         4.63
Long Island City, NY             38,976 (1)          .30
                                163,667 (6)         1.27

Nathaniel L. Sills                                                     Common
37-18 Northern Boulevard        195,701 (5)         1.52
Long Island City, NY            179,602 (1)(7)      1.39

Robert J. Swartz                                                       Common
1500 Palisade Avenue              4,207           (  .03
Ft. Lee, NJ

                               Amount and
                               Nature of
                               Beneficial
Title of Address of            Ownership         Percent of
Beneficial Owner                 Class      as of March 15, 2000        Class
----------------             ------------   --------------------        -----
William H. Turner                                                      Common
2 Tower Center Blvd               5,207           (  .04)
East Brunswick, NJ                   07           (  .04)

Directors and Officers as
a Group (nineteen persons)    4,253,209 (8)        32.97
GAMCO  Investors, Inc.                                                 Common
One Corporate Center          2,559,564 (9)        19.84
Rye, NY


-------------------------
(1) Shares are subject to family trusts in which beneficial ownership is disclaimed.

(2)  Held as custodian for minor children.

(3) Arthur D. Davis, Susan F. Davis, Marilyn F. Cragin and John Cragin (Marilyn's husband) are trustees of various Fife family trusts which total 642,069 shares.

(4)  Shares in the Estate of Bernard  Fife of which  Marilyn F. Cragin and Susan
     F. Davis are Co-executors.

(5) Includes 4,816 and 4,621 shares allocated to the accounts of Lawrence I. Sills and Nathaniel L. Sill, respectively, under the Company's ESOP and for Lawrence I. Sills, 5,500 shares subject to options exercisable within 60 days of March 15, 2000.

(6)  Shares in the Estate of Ruth Sills of which Lawrence I. Sills is Executor.

(7)  Excludes   143,062  shares  of  Common  Stock  held  in  the  Sills  Family
     Foundation.

(8) Includes 15,146 shares allocated to all officers under the Company's ESOP and 20,000 shares subject to options which are held by all officers and which are exercisable within 60 days of March 15, 2000.

(9) In an amendment, dated November 4, 1999, to its Schedule 13D, GAMCO Investors, Inc. stated that it and certain affiliated entities beneficially owned an aggragate of 2,559,564 shares of the Company's Common Stock. As to such shares GAMCO or its affiliates state that they have sole voting power for 2,509,564.

(10) Marilyn F. Cragin is an adult daughter of Bernard Fife (deceased).

(11) Arthur D. Davis is an adult son-in-law of Bernard Fife.

(12) Susan F. Davis is an adult daughter of Bernard Fife.

(13) Arthur S. Sills is an adult son of Nathaniel L. Sills and a brother of Lawrence I. Sills.

(14) Lawrence I. Sills is an adult son of Nathaniel L. Sills and a brother of Arthur S. Sills.

* Mrs. Marilyn F. Cragin,  Mr. Arthur D. Davis,  Mrs. Susan F. Davis, Mr. Arthur
S. Sills, Mr. Lawrence I. Sills, and Mr. Nathaniel L. Sills disclaim beneficial ownership of securities with respect to which their ownership is specified to be indirect. Meetings of the Board of Directors and Its Committees

In the last full fiscal year the total number of meetings of the Board of Directors, including regularly scheduled and special meetings was seven.

The Company has a Compensation Committee and an Audit Committee of the Board of Directors, each consisting of all five independent outside directors. The members of both committees are Robert M. Gerrity, John L. Kelsey, Kenneth A. Lehman, Robert J. Swartz and William H. Turner. During the period January 1, 1999 through November 29, 1999, Mr. Andrew M. Massimilla was a member of both Committees. Mr. Massimilla resigned as of November 29, 1999 and was replaced by Mr. Lehman on December 15, 1999. The Compensation Committee's function is to approve the compensation packages (salary and bonus) of the Company's officers, to administer the Company's Stock Option Plan and to review the Company's overall compensation policies. The Compensation Committee was established in late 1992 and held two meetings in 1999. The Audit Committee recommends to the Board of Directors the engagement of the independent auditors of the Company and reviews with the independent auditors the scope and results of the Company's audits, the professional services furnished by them to the Company and their Management Letter with comments on the Company's internal accounting controls. The Audit Committee met four times in 1999. The Company does not have a nominating committee charged with the search for and recommendation to the Board of potential nominees for Board positions. This function is performed by the Board as a whole, which considers all recommendations for potential nominees.

Directors who are not officers or related to officers (the "Outside Directors") were paid a retainer of $20,000 of which at least $7,500 must be in shares of the Company's Common Stock valued as of the date of the Annual Meeting of Shareholders. The Chairman of the Audit Committee receives an additional retainer of $3,500. In addition, pursuant to the Company's Independent Outside Directors' Stock Option Plan, the Outside Directors each received a stock option grant of 2,000 shares of the Company's Common Stock with an exercise price per share equal to the price of the stock on the New York Stock Exchange as of the date of the Annual Meeting of Shareholders. Outside Directors also received $1,000 for each Board, Audit Committee and Compensation Committee meeting they attended. Marilyn F. Cragin, Arthur D. Davis, Susan F. Davis and Arthur S. Sills received $500 for each meeting they attended. All other directors, being officers of the Company, received no payment for the fulfillment of their directorial responsibilities.

Certain Transactions

During 1999 two executive officers, John P. Gethin, Senior Vice President-Operations and James J. Burke, Vice President Finance-Chief Financial Officer were indebted to the Company as a result of loans made to them by the Company. Officers who are granted options under the Company's 1994 Omnibus Stock

Option Plan are required to attain a Common Stock ownership position with a market value equal to 50% of the grantee's base salary within a specified period after the date of the original grant. The Compensation Committee permitted the Company to make available to each grantee a loan to achieve his stock ownership requirement at a fixed rate of interest equal to the Company's short-term interest rate the day the loan was made. The Committee also required that any loan made for the above purpose must be repaid within four years and must be collateralized by the Common Stock acquired with the loan proceeds.

In 1997 Mr. Gethin borrowed $77,488 for the purchase of the Company's Common stock to meet the above-mentioned stock ownership requirement. At March 31, 2000, the amount of this indebtedness was $50,469. In addition, Mr. Gethin has an outstanding loan balance of $200,000 relating to his 1999 relocation to Texas to fulfill his responsibilities as General Manager of the Company's Temperature Control Division. This loan carries an interest rate equal to the Company's short-term interest rate. The terms of repayment require equal annual principal payments of one-fifth of the original principal plus accrued interest. The payments are to be made in April of each year beginning April 2000.

In November 1999 Mr. Burke borrowed $79,943 for the purchase of the Company's Common stock to meet the above-mentioned stock ownership requirement. At March 31, 2000, the amount of this indebtedness was $76,615.

Executive Compensation

The following table sets forth the annual compensation for the Chief Executive Officer and the five other most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

                               Long-Term                                All Other
                             Compensation                         Annual Compensation
                            ---------------                  -------------------------------
    Name and                                                     Awards        Compensation
    Principal                                                    Other         Stock Options
     Position              Year      Salary        Bonus     Compensation (1)   Granted  (2)
     --------              ----      ------        -----     ----------------   ------------
Lawrence I. Sills          1999     $300,000     $ 25,000          25,000        $ 22,913
Chief Executive Officer,   1998      290,000      264,271              --          25,073
President and Director     1997      290,000           --          40,000          18,426

John P. Gethin             1999      295,000       24,000          20,000          20,691
Senior Vice President      1998      275,000      242,249              --          23,069
 - Operations              1997      240,000       74,025          35,000          11,648

Joseph G. Forlenza         1999      280,000       26,640          15,000          20,375
 Vice President and        1998      275,000      220,165              --          29,653
 General Manager           1997      265,000       62,600          23,000          18,480
Standard Division

Donald Herring             1999      194,000       11,097          15,000          13,049
Vice President             1998      189,000      121,162              --          18,494
- Aftermarket Sales        1997      184,000       26,819          23,000          11,435

Sanford Kay                1999      173,000       22,750          15,000          12,136
Vice President             1998      165,000      119,116              --          18,102
- Human Resources          1997      155,000       46,400          23,000           9,737

Michael J. Bailey (3)      1999      259,500       44,000          20,000          19,656
Senior Vice President      1998      250,000      222,526              --          28,504
-Administration &Finance   1997      230,000       74,875          35,000          14,781

-------------------------
(1) Does not include compensation associated with perquisites because such amounts do not exceed the lesser of either $50,000 or 10% of total salary and bonus disclosed.

(2) Represents company contributions to the Profit Sharing, 401K, ESOP and SERP programs on behalf of the named individual.

(3)  Mr. Bailey resigned from the Company on October 21, 1999.

OPTION GRANTS IN THE LAST FISCAL YEAR
                                            Potential Realizable
                                            Value at Assumed
                                            Annual Rates of
                                            Stock Appreciation

                                   Individual Grants         for Option Term (3)
                                       % Of Total
                                      Options/SARs
                          Options/     Granted to      Exercise or
                           SARs       Employees in     Base Price       Expiration
Name                     Granted(#)   Fiscal Year      ($/Sh) (1)        Dates (2)         5%         10%
----                     ----------   -----------      ----------     ---------------   --------   --------
Lawrence I. Sills        25,000           20%         $22.84-24.84    5/27/05-5/27/07   $164,582   $363,856
John P. Gethin           20,000           16%          22.84-24.84    5/27/05-5/27/07    131,665    291,085
Joseph G. Forlenza       15,000           12%          22.84-24.84    5/27/05-5/27/07     98,749    218,314
Donald Herring           15,000           12%          22.84-24.84    5/27/05-5/27/07     98,749    218,314
Sanford Kay              15,000           12%          22.84-24.84    5/27/05-5/27/07     98,749    218,314
Michael J. Bailey        20,000           16%          22.84-24.84    5/27/05-5/27/07    131.665    291,085

-------------------------
(1) Stock options granted in 1999 vest equally over a three year period beginning on the first anniversary of the grant. The exercise price in the first year of vesting is $22.84 and increases by $1.00 each subsequent year.
(2) Stock option grants expire at the rate of one-third of the total grant on May 27th of each year beginning May 27, 2005.

(3) The dollar amounts under these columns are the result of calculations at five percent and ten percent rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.

Option Exercises and holdings

The following table provides information with respect to option exercises in 1999 by the Named Officers and the value of such Named Officers' unexercised options at December 31, 1999.


AGGREGATED OPTION EXERCISES IN 1999
AND DECEMBER 31, 1999 OPTION VALUES

                           (1)                  Number of Shares Underlying              Value of Unexercised
                          Shares                  Unexercised Options at   In-the-Money      Options at
                       Acquired on        Value      Fiscal Year-End         Fiscal        Year-End (2)
     Name               Exercise        Realized      Exercisable         Unexercisable    Exercisable     Unexercisable
     ----               --------        --------      -----------         -------------    -----------     -------------

Lawrence I. Sills            --              --          66,500              50,500              --              --
John P. Gethin               --              --          29,500              41,500              --              --
Joseph G. Forlenza       20,000        $152,200          23,500              30,500              --              --
Donald Herring           10,000          64,850          23,500              30,500              --              --
Sanford Kay              28,000         209,825          15,500              30,500              --              --
Michael J. Bailey         6,500          41,144          59,501                  --              --              --

-------------------------
(1) Market value of underlying securities on dates of exercise, minus exercise price.

(2) Market value of unexercised options is based on the closing price of the Company's Common Stock on the New York Stock Exchange of $16.125 per share on December 31, 1999 (the last trading day of 1999), minus the exercise price. All of the stock options unexercised at December 31, 1999 have an exercise price per share greater than the market value on December 31, 1999 ($16.125) and, therefore, are not "In-the-Money."

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

     The Company's Compensation Committee of the Board of Directors was established in 1992. The Committee is responsible for approving the compensation packages (base salary and bonus) of the Company's officers, for administering the Company's Stock Option Plans, and for reviewing the Company's overall compensation policies including the structure of its bonus program. Effective January 1, 1998 the company modified its MBO Bonus Program into an Economic Value Added (EVA) based program. Simply stated, EVA is equal to net operating profit after tax, less a charge for the cost of capital. Bonuses tied to EVA are such that increasing EVA year over year will be favorable for the Company's shareholders as well as those whose compensation is based on EVA. In the event of decreasing EVA, (as was the case in 1999), bonuses will be affected negatively to the point of erasing the portion based upon EVA. EVA bonuses earned in any one year may not necessarily be paid out in full. In order to promote longer-term shareholder improvement and to provide for years which may produce "negative EVA" results, the entire bonus structure is monitored through a "banking" feature. The "bank" allows only a portion of the year's earnings to be paid out in any given year, saving the remainder for lean year's growth or negative growth. Due to this feature, it is possible to receive a nominal bonus in a poor year only because the individual has a bank upon which to draw. It is also possible to completely exhaust the bank or create a negative bank. Such is the case for most bonus participants in 1999. However, a floor of negative 100% has been established in order to preserve an incentive for continuous effort in future years. In the case of a negative bank, bonuses tied to EVA would not be paid until the bank is once again positive as a result of positive incremental changes in EVA.

     The change to EVA was made to more closely align executive compensation to continuous improvements in corporate performance and increases in shareholder value. In this regard, the Compensation Committee endorses the following guidelines for compensation decisions:

o Provide a competitive total compensation package that enables the Company to attract and retain key executive talent.

o Align all pay programs with the Company's annual and long-term strategies and objectives.

o Provide variable compensation incentives directly linked to the performance of the Company and improvement in shareholder return.


     Under the EVA bonus program, the bonuses of the officers are based 80% on year-over-year improvement in Company EVA and 20% on MBO goals approved by the Compensation Committee. Earned MBO bonuses are paid out in full each year.

     As part of the Company's compensation program, the Compensation Committee, from time to time, grants stock options to the Company's executive officers and other key employees. This feature further strengthens the link between continuous Company improvement and long-term compensation. These grants generally include proportional vesting over multi-year periods at increasing exercise prices. The grants also require a holding period before they may be exercised. To gain access to the non-vested portions, executive officers must retain ownership of specified numbers of shares of the Company's Common Stock.


Submitted by:
 Robert M. Gerrity
 John L. Kelsey
 Kenneth A. Lehman
 Robert J. Swartz
 William H. Turner

Five Year Performance Graph

Comparison of Five Year Cumulative Total Return*


[GRAPHIC - DATA POINTS LISTED BELOW]


COMPANY/INDEX/PEER GROUP      12/31/94  12/31/95  12/31/96  12/31/97  12/31/98  12/31/99
STANDARD MOTOR PRODUCTS         100        78        74       120       129        90
S&P 500 INDEX                   100       138       169       226       290       351
PEER GROUP                      100       102       124       183       205       117


     For Standard Motor Products, Inc. S&P 500 Index and a Peer Group (1) Assumes $100 invested on December 31, 1994 in Standard Motor Products, Inc. Common stock, S&P 500 Index and a Peer Group (1).

     * Total Return assumes reinvestment of dividends. (1) The Peer Group companies consist of Federal-Mogul Corp., Dana Corp., Arvin Industries, Inc. and R&B, Inc.

Information as to Voting Securities

     The close of business on April 7, 2000 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of, and vote at, the Annual Meeting of Shareholders of the Company to be held on May 18, 2000. Holders of shares of Common Stock have the right to one vote for each share registered in their names on the books of the Company as of the close of business on the record date. On that date 12,902,322 shares of Common Stock were outstanding and entitled to vote. Voting and Revocation of Proxies

     The persons named in the accompanying form of proxy will vote the shares represented thereby, as directed in the proxy, if the proxy appears to be valid on its face and is received on time. In the absence of specific instructions, proxies so received will be voted for the election of the named nominees to the Company's Board of Directors. Proxies are revocable at any time before they are exercised by sending in a subsequent proxy (with the same or other instructions), by appearing at the Annual Meeting of Shareholders and voting in person or by notifying the Company that it is revoked.

     The close of business on April 7, 2000 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of, and vote at, the Annual Meeting of Shareholders of the Company to be held on May 18, 2000.

Votes Required

     Nominees receiving a plurality of the votes cast will be elected as directors. An affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the proposal to amend the stock option plan and an affirmative vote of a majority of the votes cast at the meeting is required to approve the shareholder proposal with respect to preferred share purchase rights. Only those votes cast for or against a proposal are used in determining the results of a vote. Abstentions are counted for quorum purposes only. Broker non-votes have the same effect as abstentions.

Method and Expense of Proxy Solicitation

     The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone by regular employees of the Company at nominal cost.

     The Company does not expect to pay compensation for any solicitation of proxies but may pay brokers and other persons holding shares in their names, or in the name of nominees, their expenses for sending proxy material to beneficial owners for the purpose of obtaining their proxies. The Company will bear all expenses in connection with the solicitation of proxies.
Independent Auditors

     The Board of Directors of the Company has appointed KPMG LLP to audit the accounts of the Company for the fiscal year ending December 31, 2000. Management does not believe it is necessary for shareholders to ratify this appointment due to the satisfactory services of KPMG LLP, in the prior year. There is no requirement under Federal or New York law that the appointment of independent auditors be approved by shareholders. Management's recommendation for the appointment of KMPG LLP was unanimously approved by the Audit Committee of the Board of Directors. It is expected that representatives of KPMG LLP will be present at the Annual Meeting of Shareholders with an opportunity to make a statement if they so desire and to respond to questions.

Shareholder Proposals for the 2001 Annual Meeting

     Shareholder  proposals  intended  to be  presented  at next  year's  Annual
Meeting of Shareholders pursuant to the provisions of Rule 14a-8 of the Securities and Exchange Commission, promulgated under the Securities Exchange Act of 1934, as amended, must be received at the Company's offices in Long Island City, New York, on or before December 19, 2000 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

General

     The Company's 1999 Annual Report has been mailed to shareholders. A copy of the Company's Annual Report on Form 10-K will be furnished to any shareholder who requests the same free of charge (except for Exhibits thereto for which a nominal fee covering reproduction and mailing expenses will be charged.)

Other Matters

     On the date this Proxy Statement went to press, management knew of no other business that will be presented for action at the meeting. In the event that any other business should come before the meeting, it is the intention of the proxyholders named in the proxy card to take such action as shall be in accordance with their best judgment.

                                              By Order of the Board of Directors


                                             /S/Sanford Kay
                                             ---------------
                                             Sanford Kay
                                              Secretary

Dated: April 18, 2000

                         STANDARD MOTOR PRODUCTS, INC.
                              REVOCABLE PROXY

[ X ] PLEASE MARK VOTES
      AS IN THIS EXAMPLE

                         Annual Meeting of Shareholders
                                  May 18, 2000

     The undersigned shareholder of Standard Motor Products, Inc. (the "Company") hereby appoints Lawrence I. Sills and Nathaniel L. Sills, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote as designated on this Proxy, all of the shares of the Company's Common Stock held of record by the undersigned on April 7, 2000 at the annual meeting of the shareholders of the Company to be held on May 18, 2000, or at any adjournment thereof.

          Please be sure to sign and date this Proxy in the box below.


                         -------------------------------
                                      Date


                        -------------------------------
                             Shareholder sign above


                        -------------------------------
                          Co-holder (if any) sign above


--------------------------------------------------------------------------------

1. Election of Directors

                                    With-                   For All
         [   ]  For          [   ]  Hold             [   ]   Except


Marilyn F. Cragin, Arthur D. Davis, Susan F. Davis,
Robert M. Gerrity, John L. Kelsey, Kenneth A. Lehman,
Arthur S. Sills, Lawrence I. Sills, Nathaniel L. Sills,
Robert J. Swartz and William H. Turner

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

          For           Against              Abstain
         [   ]            [   ]             [   ]


     2. Management's proposal to amend the Company's 1994 Omnibus Stock Option Plan to increase the number of shares of the Company's Common Stock available for issuance thereunder by 500,000 shares.

         For      Against  Abstain

     3. Shareholder proposal concerning preferred share purchase rights.

     4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES NAMED ABOVE FOR PROPOSAL 2 AND AGAINST

     PROPOSAL 3. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

Detach above card, sign, date and mail in postage paid envelope provided.

STANDARD MOTOR PRODUCTS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY